Exhibit 99.1
news release

April 16, 2015

Thompson Creek Reports First Quarter 2015 Production and Sales Results

Denver, Colorado - Thompson Creek Metals Company Inc. (NYSE: TC) (TSX: TCM) (“Thompson Creek” or the “Company”) announced today first quarter 2015 production and sales results. Total concentrate production for Mount Milligan for the quarter ended March 31, 2015 was 30.3 thousand dry tonnes, with 15.4 million pounds of payable copper and 46.1 thousand ounces of payable gold, which represented increases of approximately 8% and 18%, respectively, from payable copper and gold production during the first quarter of 2014. For the quarter ended March 31, 2015, molybdenum sales from inventory at the Company’s Thompson Creek Mine and its 75% owned Endako Mine, together with third-party sourced material that was converted at the Company’s Langeloth Metallurgical Facility (“Langeloth”), totaled 4.3 million pounds.

	Q1 2015
	Production	Sales
Copper and Gold
Mount Milligan Mine
Payable Copper (million lbs)	15.4	14.8
Payable Gold (000's oz)	46.1	36.8

Molybdenum
Thompson Creek Mine[1]
Molybdenum (million lbs)	—	2.1
Endako Mine (75% share)[1]
Molybdenum (million lbs)	—	0.4
Third-Party Sourced		1.8
Total Molybdenum (million lbs)	—	4.3

1In December 2014, the Thompson Creek Mine was placed on care and maintenance, and effective December 31, 2014, operations at the Endako Mine were temporarily suspended due to recent and expected ongoing weakness in the molybdenum price.

Copper and Gold

Since the beginning of 2015, throughput and production at Mount Milligan Mine have been impacted by frozen and plugged feeders and unscheduled mechanical issues in other areas of the grinding and flotation circuits. Action plans to address these issues are being implemented. Average mill throughput for the first quarter of 2015 was 39,569 tonnes per day (“tpd”) compared to 33,278 tpd for the first quarter of 2014. Throughput improved during the last half of March, achieving 50,000 to 54,000 tpd for a majority of the days during that period.

Jacques Perron, President and Chief Executive Officer of Thompson Creek, said, “Production at Mount Milligan during the first quarter of this year was challenging due to a number of operational and mechanical issues in the mill, but we have gained valuable knowledge and are making operational improvements to increase throughput going forward. As a result of the issues we experienced in the mill, we minimized our use of the temporary secondary crushing circuit during the first quarter of 2015. With the recent improvements in the mill, we expect to increase secondary crushing for the remainder of 2015, which we believe will allow us to achieve throughput of approximately 60,000 tpd by year-end,” added Mr. Perron.

During the first quarter of 2015, the Company had four shipments of copper and gold concentrate under its sales agreements and recognized three sales, compared to three shipments of concentrate and two sales in the first quarter of 2014.

Molybdenum

Our current business strategy is to transition Langeloth into one of the largest third party molybdenum conversion plants in the world, which is expected to contribute to positive cash flow from our molybdenum business in 2015 and to maintain the optionality of our molybdenum business.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a North American mining company. The Company’s principal operating property is its 100%-owned Mount Milligan mine, an open-pit copper and gold mine and concentrator in British Columbia. The Company’s molybdenum assets consist of its 100%-owned Thompson Creek Mine, an open-pit molybdenum mine and concentrator in Idaho, its 75% joint venture interest in the Endako Mine, an open-pit molybdenum mine, concentrator and roaster in British Columbia, and its Langeloth Metallurgical Facility in Pennsylvania. The Company’s development projects include the Berg property, a copper, molybdenum, and silver exploration property located in British Columbia and the Maze Lake property, a gold exploration project located in the Kivalliq District of Nunavut, Canada. The Company’s principal executive office is located in Denver, Colorado. More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains ''forward-looking statements'' within the meaning of the United States Private Securities Litigation Reform Act of 1995 Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities legislation. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "future," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Our forward-looking statements include, without limitation, statements with respect to: future financial or operating performance of the Company or its subsidiaries and its projects; access to existing or future financing arrangements and ability to refinance or reduce debt on favorable terms or at all; future inventory, production, sales, payments from customers, cash costs, capital expenditures and exploration expenditures; future earnings and operating results; expected concentrate and recovery grades; estimates of mineral reserves and resources, including estimated mine life and annual production; statements as to the projected ramp-up of Mt. Milligan and other projects, including expected achievement of design capacities and the effects of secondary crushing; future operating plans and goals; and future molybdenum, copper, gold and silver prices.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled "Risk Factors" in Thompson Creek's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors, currently unknown to us or deemed immaterial at the present time that could cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly Director, Investor Relations and Corporate Responsibility Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com	Barbara Komorowski Renmark Financial Communications Inc. Tel: (514) 939-3989 bkomorowski@renmarkfinancial.com

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